Exhibit 4.6

TETRA TECHNOLOGIES, INC.

2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT NOTICE

Pursuant to the TETRA Technologies, Inc. 2018 Non-Employee Director Equity Incentive Plan (the “Plan”), TETRA Technologies, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) an award (the “Award”) of Shares of Restricted Stock (the “Restricted Shares”), as described in this Restricted Stock Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Plan and the Restricted Stock Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.  Capitalized terms not specifically defined in this Grant Notice shall have the meanings given to them in the Agreement, and if not defined in the Agreement, the meanings given to them in the Plan.

Participant:
Grant Date:
Number of Restricted Shares:
Vesting Schedule:

By electronically acknowledging and accepting this Award, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement effective as of the Grant Date.  Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of the Plan, this Grant Notice and the Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  Participant agrees that the Grant Notice, the Agreement and the Plan constitute the entire agreement with respect to the Award, and except as set forth therein, may not be modified except by means of a writing signed by the Company and Participant.

TETRA Technologies, Inc.:	Participant:

By:
Name:	Name:
Title:

Exhibit A

RESTRICTED STOCK AGREEMENT

ARTICLE I.
GENERAL

1.1Issuance of Restricted Shares.  The Company has issued the Restricted Shares to the Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”).  The Restricted Shares will be represented by uncertificated shares designated for the Participant in book-entry registration on the records of the Company or of the Company’s duly authorized transfer agent, subject to the restrictions in the Plan and this Agreement.  The Company’s transfer agent will indicate that the Restricted Shares are subject to the restrictions of the Plan and this Agreement.

1.2Incorporation of Terms of Plan.  The Restricted Shares are subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3Defined Terms.  Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE II.
VESTING, FORFEITURE AND DELIVERY OF SHARES

2.1Vesting.  Subject to the limitations contained herein, the Restricted Shares will become vested Shares (“Vested Shares”) according to the Vesting Schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of a Share that would otherwise become a Vested Share will be accumulated and become a Vested Share only when a whole Vested Share has accumulated.

2.2Forfeiture.  In the event Participant ceases to be an Outside Director for any reason (voluntary or involuntary), Participant will immediately and automatically forfeit to the Company any Shares that are not Vested Shares (the “Unvested Shares”) at the time Participant ceases to be an Outside Director, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.  Upon forfeiture of Unvested Shares, the Company will become the legal and beneficial owner of the Unvested Shares and all related interests and Participant will have no further rights with respect to the Unvested Shares.

2.3Delivery of Shares.

(a)The book-entry uncertificated Unvested Shares will be held by the Company or its authorized representatives until (i) they are forfeited, (ii) they become Vested Shares or (iii) this Agreement is no longer in effect.  By accepting this Award, Participant appoints the Company and its authorized representatives as Participant’s attorney(s)-in-fact to (i) take all actions necessary to effect any transfer of forfeited Unvested Shares (and Retained Distributions (as defined below), if any, paid or distributed on such forfeited Unvested Shares) to the Company as may be required pursuant to the Plan or this Agreement and (ii) execute such representations or other documents or assurances as the Company (or such representatives) deem necessary or advisable in connection with any such transfer.

(b)All cash dividends and other distributions, including any dividend in Shares, made or declared with respect to Unvested Shares (“Retained Distributions”), will be (i) subject to all restrictions placed on the Restricted Shares and (ii) held by the Company or its authorized representatives until the time (if ever) when the Unvested Shares to which such Retained Distributions relate become Vested Shares.  The Company will establish a separate Retained Distribution bookkeeping account (“Retained Distribution Account”) for each Unvested Share with respect to which Retained Distributions have been made or declared, and credit the Retained Distribution Account (without interest) on the date of payment with the amount paid or declared, with respect to the Unvested Share.  Retained Distributions (including any Retained Distribution Account balance) will immediately and automatically be forfeited upon forfeiture of the Unvested Share with respect to which the Retained Distributions were paid or declared.

(c)As soon as reasonably practicable following the date on which an Unvested Share becomes a Vested Share, the Company will (i) register such Share in Participant’s name, as evidenced by the appropriate entry on the books of the Company or of the Company’s duly authorized transfer agent, and cause the notations indicating the Share is subject to the restrictions of this Agreement to be removed, and (ii) pay to Participant the Retained Distributions relating to the Share, if any.

2.4Rights as Stockholder.  Except as otherwise provided in this Agreement or the Plan, upon issuance of the Restricted Shares by the Company, Participant will have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends or other distributions paid or made with respect to the Restricted Shares.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date Participant becomes the record owner of the Restricted Shares.  Participant agrees to execute any documents requested by the Company in connection with the issuance of any Shares.

ARTICLE III.
RESTRICTIONS AND RESTRICTIVE LEGENDS

3.1Restrictions on Restricted Shares.  Subject to the provisions of the Plan and the terms of this Agreement, from the Grant Date until the date the Restricted Shares become Vested Shares and are no longer subject to forfeiture in accordance with Section 2.2 above, Participant shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign, dispose or otherwise encumber any of the Restricted Shares (or any Retained Distributions related to such Restricted Shares).  Any attempted sale, transfer, pledge, hypothecation, margin, assignment, disposition or other encumbrance of Unvested Shares or related Retained Distributions prior to the time the Unvested Shares become Vested Shares will be null and void.  The Company will not be required to transfer on its books or the books of the Company’s duly authorized transfer agent any Restricted Share that has been sold or otherwise transferred in violation of this Agreement, or treat as owner of such Restricted Share or accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Share has been so transferred.  The Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, or make appropriate notations to the same effect in its records.  Subject to the Plan, the Administrator may, in its sole discretion, remove any or all of the restrictions on such Restricted Shares whenever it may determine that, by reason of changes in Applicable Laws or changes in circumstances after the date of this Agreement, such action is necessary or appropriate.

3.2Legends.  Each Restricted Share which is subject to this Agreement shall be subject to the following legend until the Restricted Share becomes a Vested Share:

THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER AND THE TERMS OF THE TETRA TECHNOLOGIES, INC. 2018 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN.  No transfer of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said AGREEMENT AND Plan.  any holder, transferee or pledgee of the shares hereof agrees to be bound by all of the provisions of said AGREEMENT AND Plan.

ARTICLE IV.
TAXATION

4.1Representation.  Participant represents to the Company that Participant has had the opportunity to review with Participant’s own tax advisors the tax consequences of the Restricted Shares and the transactions contemplated by the Grant Notice and this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2Section 83(b) Election.  Participant may make an election to include this Award in income under Section 83(b) of the Code.  However, Participant is advised to consult with his or her own tax advisors regarding the method and timing for filing an election to include this Award in income under Section 83(b) of the Code, and the tax consequences of such election.  By execution of the Grant Notice, Participant agrees that if Participant makes such an election, Participant shall timely provide the Company with written notice of such election in accordance with the regulations promulgated under Section 83(b) of the Code.  Participant acknowledges and agrees that it is Participant’s sole responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Code if Participant elects to do so.

ARTICLE V.
OTHER PROVISIONS

5.1Adjustments.  Participant acknowledges that the Restricted Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.2Limited Transferability.  The Restricted Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order.

5.3Regulatory Restrictions on Shares.  Notwithstanding the other provisions of this Agreement, if at any time the Administrator determines, in its sole discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Restricted Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company shall be under no obligation to Participant to (i) register for offering or resale, (ii) qualify for exemption under federal securities law, (iii) register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or (iv) continue in effect any such registrations or qualifications if made.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary or appropriate to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

5.4Conformity to Applicable Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

5.5Participant’s Representations. Notwithstanding any of the provisions hereof, Participant hereby agrees that (i) Participant will not acquire any Restricted Shares and (ii) the Company will not be obligated to issue any Restricted Shares to Participant hereunder, unless and until the issuance and delivery of such shares complies with Applicable Laws.  Any determination in this connection by the Administrator shall be final, binding, and conclusive.  The obligations of the Company and the rights of Participant are subject to all Applicable Laws.

5.6Investment Representations.  Unless the Restricted Shares are issued to Participant in a transaction registered under applicable federal and state securities laws, Participant represents and warrants to the Company that all Shares which may be received hereunder will be acquired by Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Shares are issued to Participant in a transaction registered under the applicable federal and state securities laws, at the option of the Company, (i) a stop-transfer order against the Shares may be placed on the official stock books and records of the Company or at the transfer agent, and (ii) a legend indicating that such Shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on any stock certificates to ensure exemption from registration.  The Company may require such other action or agreement by Participant as may from time to time be necessary or appropriate to comply with the federal, state and foreign securities laws or other Applicable Laws.

5.7Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in the Plan and herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the Participant.

5.8Delivery of Documents and Notices.

(a)Any document relating to participation in the Plan, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, electronic delivery at the electronic mail address, if any, provided for the Participant by the Company, or, upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service with postage and fees prepaid, addressed to the Company in care of its Corporate Secretary at 24955 Interstate 45 North, The Woodlands, Texas 77380, and to the Participant at the address appearing on the records of the Company, or at such other address as such party may designate in writing from time to time to the other party.

(b)Description of Electronic Delivery.  The Plan documents including, but not limited to, the Plan, the Grant Notice, this Agreement, prospectuses, account statements, any reports of the Company provided generally to the Company’s stockholders, and all other forms of communication may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or such other means of electronic delivery specified by the Company.

(c)Consent to Electronic Delivery; Electronic Signature.  The Participant acknowledges that the Participant has read this Section 5.8 and consents to the electronic delivery of the Plan documents as described in Section 5.8(b).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may change the electronic mail address to which such documents are to be delivered at any time by notifying the Company of such revoked consent or revised electronic mail address by telephone, postal service or electronic mail.  The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such document that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

5.9Administrator Authority; Decisions Conclusive and Binding.  Participant hereby (i) acknowledges that a copy of the Plan has been made available for his or her review by the Company, (ii) represents that he or she is familiar with the terms and provisions thereof, and (iii) accepts the Award subject to all the terms and provisions thereof.  The Administrator will have the power to (x) interpret this Agreement, the Grant Notice and the Plan, (y) adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, and (z) interpret or revoke any such rules.  Participant hereby agrees to accept as binding, conclusive, and final all decisions of the Administrator upon any questions arising under the Plan, this Agreement or the Grant Notice.

5.10Claims.  Participant’s sole remedy for any Claim (as defined below) shall be against the Company, and Participant shall not have any claim or right of any nature against any Parent, Subsidiary or affiliate of the Company, or any existing or former stockholder, director, officer or employee of the Company or any Parent, Subsidiary or affiliate of the Company.  The foregoing individuals and entities (other than the Company) shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 5.10.  The term “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Agreement, the Grant Notice or the Plan, or an alleged breach of this Agreement, the Grant Notice or the Plan.

5.11Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement and the Grant Notice.  Each party to this Agreement and the Grant Notice acknowledges that (i) no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, the Grant Notice or the Plan, and (ii) any agreement, statement, or promise that is not contained in this Agreement, the Grant Notice or the Plan shall not be valid or binding or of any force or effect.

5.12Severability.  Notwithstanding any contrary provision of the Grant Notice or this Agreement to the contrary, if any one or more of the provisions (or any part thereof) of the Grant Notice or this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Grant Notice or this Agreement, as applicable, shall not in any way be affected or impaired thereby.

5.13Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  Neither the Plan nor any underlying program, in and of itself, has any assets.

5.14Compensation Recoupment.  The Award (and all Shares thereunder) are subject to the Company’s ability to recover incentive-based compensation from Participant, as is or may be required by the provisions of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any regulations or rules promulgated thereunder, (ii) any other clawback provision required by applicable law or the listing standards of any applicable stock exchange or national market system, (iii) any clawback policies adopted by the Company to implement any such requirements, or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Administrator in its discretion to be applicable to Participant.

5.15No Effect on Directorship.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue as an Outside Director of the Company.

5.16Construction.  Headings in this Agreement are included for convenience and shall not be considered in the interpretation of this Agreement.  Pronouns shall be construed to include the masculine, feminine, neutral, singular or plural as the identity of the antecedent may require.  This Agreement shall be construed according to its fair meaning and shall not be strictly construed against the Company.

5.17Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

5.18Modification.  No change or modification of this Agreement or the Grant Notice shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement or the Grant Notice without Participant’s consent or signature if the Administrator determines, in its sole discretion, that such change or modification is necessary or appropriate for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.  Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

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